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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                  SCHEDULE 13G
                                 (RULE 13d-1(c))

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                                TO RULE 13d-1(c)


                              Interim Services Inc.
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                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
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                         (Title of Class of Securities)

                                     45868P
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                                 (CUSIP Number)

                                Lisa G. Iglesias
                       Vice President and General Counsel
                            2050 Spectrum Boulevard
                      Fort Lauderdale, Florida 33309-3008
                                 (954) 938-7600
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                  (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                  July 2, 1999
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             (Date of Event Which Requires Filing of This Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  Rule 13d-1(b)
         X        Rule 13d-1(c)
                  Rule 13d-1(d)



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         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

                  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


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CUSIP NO. 45868P                    13G                       PAGE 2 OF 5 PAGES



  (1)     NAMES OF REPORTING PERSONS

          Guy W. Millner
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  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [ X ]
                                                                    (b)   [   ]

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  (3)     SEC USE ONLY

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  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          USA
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                       (5)     SOLE VOTING POWER
  NUMBER OF                    8,564,947.1
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   8,564,947.1
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

 (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          8,564,947.1
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 (10)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

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 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          13.24%
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 (12)     TYPE OF REPORTING PERSON

          IN
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CUSIP NO. 45868P                    13G                        PAGE 3 of 5 PAGES

ITEM 1(A).        NAME OF ISSUER:

                  Interim Services Inc., a Delaware corporation


ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2050 Spectrum Boulevard
                  Ft. Lauderdale, Florida 33309

ITEM 2(A).        NAME OF PERSON FILING:

                  Guy W. Millner

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  3535 Piedmont Road NE
                  Atlanta, GA 30305

ITEM 2(C).        CITIZENSHIP:

                  USA

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $0.01

ITEM 2(E).        CUSIP NUMBER:

                  45868P

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE FILING PERSON IS A:

                  Not Applicable

                  (a) Broker or Dealer registered under Section 15 of the Exchange Act.
                  (b)      Bank as defined in Section 3(a)(6) of the Exchange
                           Act.
                  (c) Insurance company as defined in Section 3(a)(19) of the Exchange Act.
                  (d) Investment company registered under Section 9 of the Investment Company Act.
                  (e) An investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E);
                  (f) An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
                  (g) A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);





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CUSIP NO. 45868P                    13G                       PAGE 4 OF 5 PAGES

                  (h) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
                  (i) A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
                  (j)      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.           OWNERSHIP.

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  Reference is made to Numbers 5-11 on page 2 of this Schedule 13G.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  (a) Guy W. Millner, (b) Millner Preferred, LLC, (c) M.I. Holdings, Inc.

                  8,564,947.1 shares are held directly by Mr. Millner, Millner Preferred, LLC or M.I. Holdings, Inc. The beneficial ownership of all such shares may be attributed to Guy W. Millner.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable

ITEM 10.          CERTIFICATIONS.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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CUSIP NO.  45868P                   13G                       PAGE 5 OF 5 PAGES


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         Dated as of June 19, 2000


                                                By: /s/ Guy W. Millner
                                                   -----------------------------
                                                   Guy W. Millner